Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-169643 and 333-173451 on Form S-8 and Registration Statement No. 333-158418 on Form S-11 of our report dated March 26, 2012, relating to the consolidated financial statements and financial statement schedules of Healthcare Trust of America, Inc. and subsidiaries appearing in this Annual Report on Form 10-K of Healthcare Trust of America, Inc. and subsidiaries for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona
March 26, 2012